EXHIBIT 10.1
STANDARD OFFICE LEASE AGREEMENT (NET)
     THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the 2nd day of May, 2007 by and between UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company having offices at Suite 200, 3500 American Boulevard West, Bloomington, Minnesota, 55431 (hereafter called the “Landlord”) and HEATLH FITNESS CORPORATION, a Minnesota corporation (hereafter called the “Tenant”).
WITNESSETH
     FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1 — PREMISES AND TERM
     A. Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, those areas of the Building depicted on Exhibit A-1 attached hereto, and by this reference incorporated herein, containing approximately 28,222 square feet in the aggregate (hereafter called the “Premises”) and consisting of the following suites (each a “Suite”):

Suite	Square Footage
1100, Southpoint Tower	17,294 rentable square feet
100, Southpoint East	6,989 rentable square feet
50, Southpoint East	3,939 usable square feet
Said Premises are located in the City of Bloomington, County of Hennepin, State of Minnesota. The term “Building” as it is used herein means the land and the Southpoint Office Center consisting of three (3) interconnected buildings at 1600 West 82nd Street (“Southpoint East”), 1650 West 82nd Street (“Southpoint Tower”) and 1700 West 82nd Street (“Southpoint West”), all as depicted on Exhibit A-2 attached hereto.
     B. To have and to hold said Premises for a term of sixty (60) months commencing January 1, 2008 and terminating December 31, 2012 (hereafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto. The commencement and termination dates are specifically subject to the provisions of Article 5 hereof.
ARTICLE 2 — USE
     The Premises shall be used by the Tenant solely for the following purposes: General office use
ARTICLE 3 — RENTALS
     Tenant agrees to pay to Landlord as minimum rental (hereafter called “Minimum Rental”) for the Premises, without notice, set-off or demand, the following amounts per month:

Month of Term	Annual Rate Per RSF	Monthly Minimum Rental
For Suite 1100 and Suite 100 together (24,283 rsf in the aggregate):
1 to 12	$13.00	$26,306.58
13 to 24	$13.50	$27,318.38
25 to 36	$14.00	$28,330.17
37 to 48	$14.50	$29,341.96
49 to 60	$15.00	$30,353.75
For Suite 50 (3,939 usf):
1 to 60	$15.00	$4,923.75
Said monthly installments shall be due and payable by Tenant in advance on the first day of each calendar month during the Term of this Lease Agreement, or any extension or renewal thereof, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental. Tenant agrees to pay, as Additional Rental, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non-payment. Pursuant to Article 6 hereof, Landlord’s estimated Operating Expenses and Real Estate Taxes for 2007 total $11.40 per rentable square foot.
ARTICLE 4 — CONSTRUCTION
     Preliminary plans (hereafter the “Preliminary Plans”) for the permanent improvements Tenant desires to have made to the Premises to modify the Premises to accommodate Tenant’s intended use thereof are attached hereto as Exhibit B. Tenant shall have until June 1, 2007 to make modifications to the Preliminary Plans. Upon approval of the Landlord to any modifications made to the Preliminary Plans by Tenant, which approval shall not be unreasonably withheld or delayed, Landlord shall cause Nelson Architecture, Inc. (the “Architect”) to prepare final plans, including a full set of construction drawings (hereafter the “Plans”) which shall be consistent with, except for mutually agreed upon changes, the Preliminary Plans. Upon approval of the Plans by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed by either party and any required approval of the Plans by the City of Bloomington (“City”) and the issuance of a building permit by the City, Landlord shall be responsible for constructing the improvements as shown on the Plans (hereafter called “Tenant Improvements”) for and on behalf of Tenant. Landlord’s construction manager shall obtain bids for the construction of the Tenant Improvements from at least three (3) reputable subcontractors for each Major Subcontract (a “Major Subcontract” shall be deemed any contract in excess of $10,000.00). All Major Subcontract bids shall be disclosed and reviewed with Tenant and absent a compelling reason to do otherwise, Landlord shall select the lowest bidding subcontractor for each Major Subcontract. Landlord and Tenant have agreed that the costs of such Tenant Improvements shall be paid by Tenant, although Landlord shall provide Tenant an allowance of up to $450,000.00 to be utilized toward the cost of the Tenant Improvements (hereafter called the “T. I. Allowance”). The T. I. Allowance shall be used only for the payment of costs relating to the construction of the Tenant Improvements (including the costs of preparing the Preliminary Plans and Plans, demolition and building permit costs, Wiring costs, a construction management fee payable to Landlord’s construction manager in the total amount of eight percent (8%) of the total cost of the Tenant Improvements, and upon presentation to Landlord of paid receipts or other reasonable evidence of payment by Tenant, up to $20,000.00 of Tenant’s out-of-pocket moving costs) (hereafter collectively referred to as the “Improvement Costs”), which Improvement Costs Landlord shall pay directly out of the T. I. Allowance, for the credit of Tenant, and in no event shall any part of the T. I. Allowance be paid to or payable to Tenant. Any Improvement Costs which exceed the T. I. Allowance (hereafter the “Excess Improvement Costs”) shall be paid by Tenant to Landlord without further demand within fifteen (15) days of the day of submission by Landlord to Tenant of a statement of said costs (hereafter the “Improvement Costs Statement”); it being further agreed by the parties that at Tenant’s option, Tenant may elect to pay more of the Improvement Costs than just any Excess Improvement Costs, which payment would likewise be due within fifteen (15) days of the day of submission by Landlord to Tenant of the Improvement Costs Statement. Any improvements to the Premises, other than as shown on the Plans, and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including compliance with all applicable governmental laws, ordinances and regulations. If the Tenant Improvements cannot be substantially completed prior to the commencement of the Term, then the provisions of Article 5 shall apply.
ARTICLE 5 — POSSESSION
     A. Except as otherwise provided and subject to the provisions of Article 5 B below, Landlord shall deliver possession of the Premises on or before the date hereinabove specified for commencement of the Term, but delivery of possession prior to such commencement date shall not affect the expiration date of this Lease Agreement. Failure of Landlord to deliver possession of the Premises by the date hereinabove provided, due to a holding over by a prior tenant, delay by the City in approving the Plans or issuing a building permit or any other cause beyond Landlord’s reasonable control, or time required for construction delays due to labor or material shortages, strikes, or acts of God, shall automatically postpone the date of commencement of the Term of this Lease Agreement and shall extend the termination date by periods equal to those which shall have elapsed between and including the date hereinabove specified for commencement of the Term hereof and the date on which possession of the Premises is delivered to the Tenant. The rentals herein reserved shall commence on the first day of the Term, provided, however, in the event of any occupancy by Tenant prior to the beginning of the Term, such occupancy shall in all respects be the same as that of a tenant under this Lease Agreement, and the rental shall commence as of the date that Tenant enters into such occupancy of the Premises. Provided further, that if Landlord shall be delayed in delivery of the Premises to Tenant due to Tenant’s failure to agree to the Plans, changes in or additions to the Plans or the Tenant Improvements made at the request of Tenant or any other delay caused by a party employed by or the agent of Tenant, or by Tenant’s failure to pay for the costs of the Tenant Improvements in excess of the T. I. Allowance, then in such case the rental shall be accelerated by the number of days of such delay, and the rentals shall commence the same as if occupancy had been taken by Tenant. Prior to the commencement of the Term, Landlord shall have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Premises. By occupying the Premises as a Tenant, or to install fixtures, facilities or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the Premises are in the condition required by this Lease Agreement, except items which are not in compliance with the Plans and for which Tenant has given Landlord a written “punch list” within thirty (30) days of Tenant’s first occupancy of the Premises. Should the commencement of the rental obligations of Tenant under this Lease Agreement occur for any reason on a day other than the first day of a calendar month, then in that event solely for the purposes of computing the Term of this Lease Agreement, the commencement date of the Term shall become and be the first day of the first full calendar month following the date when Tenant’s rental obligation commences, or the first day of the first full calendar month following the commencement date set out in Article 1 (if such is other than the first date of a calendar month), whichever date is later, and the termination date shall be adjusted accordingly; provided however, that the termination date shall be the last day of a calendar month, which date shall in no event be earlier than the termination date set out in Article 1. Immediately after Tenant’s occupancy of the Premises the Landlord and Tenant shall execute a ratification agreement which shall set forth the final commencement and termination dates for the Term and shall acknowledge the Minimum Rental, the rentable square footage of the Premises, delivery of the Premises in the condition required by this Lease Agreement and the respective amounts of the Improvement Costs, Excess Improvement Costs, Letter of Credit, Unfurnished Allowance and Contingent Annual Payment.
     B. It is acknowledged by the parties that Suite 1100 of the Premises is currently occupied by a tenant required to vacate said Suite 1100 no later than November 4, 2007 and Suites 50 and 100 of the Premises are both currently vacant. Notwithstanding anything in Article 5 A above to the contrary, in the event Tenant desires to lease Suite 50 and/or Suite 100 (but not Suite 1100) prior to the scheduled commencement date of the Term of January 1, 2008, Tenant shall so notify Landlord in writing (hereafter “Tenant’s Early Lease Notice”) specifying therein the Suite(s) (Suite 50 and/or Suite 100) Tenant desires to lease early (hereafter each an “Early Lease Suite”). Following such Tenant’s Early Lease Notice for an Early Lease Suite, Landlord shall cause the Architect to prepare Plans for the Tenant Improvements to be made to such Early Lease Suite and upon approval of such Plans by the parties, Landlord shall construct the Tenant Improvements to such Early Lease Suite in accordance with the provisions of Article 4 above. Upon delivery of possession of such Early Lease Suite by Landlord to Tenant with the Tenant Improvements thereto substantially completed, the Term of this Lease Agreement shall commence as to such Early Lease Suite and Tenant shall begin paying for such Early Lease Suite, Minimum Rental as set forth in Article 3 above and as to Suite 100, Additional Rental under Article 6 of this Lease Agreement for Real Estate Taxes and Operating Expenses based on the 6,989 rentable square feet comprising said Suite 100. Notwithstanding anything herein to the contrary, the lease of an Early Lease Suite by Tenant in accordance with the foregoing provisions of this Article 5 B prior to the commencement date of the Term of this Lease Agreement for the remainder of the Premises, shall not affect the expiration date of the Term of this Lease Agreement, which expiration date shall continue to apply to all of the Premises being leased under this Lease Agreement and be the last day of the sixtieth (60th) full calendar month following the date the Term of this Lease Agreement has commenced as to all of the Premises.
ARTICLE 6 — TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES
     A. During each full or partial calendar year during the Term of this Lease Agreement, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the Real Estate Taxes and Operating Expenses (both as hereafter defined) per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises. In the event that during all or any portion of any calendar year, the Building is not fully rented and occupied Landlord may make any appropriate adjustment in occupancy-related Operating Expenses for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by determining on a commercially reasonable basis the Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Operating Expenses for such year.
     Notwithstanding anything herein or elsewhere in this Lease Agreement to the contrary, Tenant shall have no obligation to pay Additional Rental under this Article 6 for Real Estate Taxes and Operating Expenses on the 3,939 usable square feet comprising Suite 50 only, it being acknowledged and agreed that the monthly installments of Minimum Rental payable under Article 3 of this Lease Agreement for Suite 50 only are being paid on a “gross rental” basis.
     B. Landlord shall, each year during the Term of this Lease Agreement, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year. Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one-twelfth (1/12) of such estimated Operating Expenses and Real Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.
     C. As soon as possible after the expiration of each calendar year, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises. If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord. In the event of an overpayment by Tenant, such overpayment shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund.
     D. For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable against or upon the Building, the parcel(s) of land upon which it is located or Landlord. All costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes shall be included within the term “Real Estate Taxes.” For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made to reduce operating costs, that are necessary due to governmental requirements or that are required by the insurer under any insurance policy carried on the Building by Landlord, all as determined on a commercially reasonable basis by Landlord.
     E. Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than 12 calendar months.
     F. Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.
ARTICLE 7 — UTILITIES AND SERVICE
     A. Landlord agrees to furnish water, electricity, elevator service, and janitorial service. In the event Tenant’s requirements and/or usage of such utilities and services is substantially greater than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.
     B. Landlord agrees to furnish heat during the usual heating season and air conditioning during the usual air conditioning season, all during normal business hours as defined in this Lease Agreement. Notwithstanding the foregoing, upon reasonable advance notice given by Tenant from time to time, Landlord shall furnish HVAC services to the Premises outside normal business hours, provided that Tenant reimburses Landlord, as Additional Rental, for Landlord’s actual costs therefore.
     C. No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder.
     D. For the purposes of this Article 7, normal business hours shall be deemed to mean the periods of time between 7:00 a.m. and 6:00 p.m. (7.00 p.m. for Suite 100 only), Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturdays, and specifically excluding Sundays and legal holidays.
ARTICLE 8 — NON-LIABILITY OF LANDLORD
     Except in the event of gross negligence of Landlord, its agents, employees or contractors, Landlord shall not be liable for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service. Landlord shall not be liable for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s gross negligence.
ARTICLE 9 — CARE OF PREMISES
     A. Tenant agrees:
     1. To keep the Premises in as good condition and repair as they were in at the time Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted;
     2. To keep the Premises in a clean and sanitary condition;
     3. Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;
     4. To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord;
     5. To preserve and protect all carpeted areas and to provide and use carpet protector mats in all locations within the Premises where chairs with castors are used; and
     6. To obtain Landlord’s prior approval of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building. “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme.
     B. If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may at its option put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.
ARTICLE 10 — NON-PERMITTED USE
     Tenant agrees to use the Premises only for the purposes set forth in Article 2 hereof. Tenant further agrees not to commit or permit any act to be performed on the Premises or any omission to occur which shall be in violation of any statute, regulation or ordinance of any governmental body or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by the Landlord. Tenant, at its expense, shall comply with all governmental laws, ordinances, rules and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises or Tenant’s use or occupancy of the Premises, including the making of any alterations or improvements to the Premises, all at Tenant’s sole cost and expense. The Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises anything which will be dangerous to life or limb.
ARTICLE 11 — INSPECTION
     The Landlord or its employees or agents shall have the right without any diminution of rent or other charges payable hereunder by Tenant to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants or purchasers or existing or prospective mortgagees of the Building (“Mortgagees”), inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements.
ARTICLE 12 — ALTERATIONS
     Tenant will not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article 12, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any plumbing, wiring, life/safety or mechanical systems, locks, or structural portions of the Building without the prior written consent of the Landlord as to the character of the Work, the manner of doing the Work, and the contractor(s) doing the Work. Such consent shall not be unreasonably withheld or delayed, if such Work is required of Tenant or is the obligation of Tenant pursuant to this Lease Agreement. As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord and permits necessary for such Work. If such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers and (ii) pay to Landlord a construction supervision fee of five percent (5%) of the total cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including attorney’s fees) by reason of any of such Work. The provisions of Article 27 of this Lease Agreement shall apply to all Work performed under this Article 12.
ARTICLE 13 — SIGNS
     Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the interior or exterior of the Premises or the Building without the express prior written consent of Landlord.
ARTICLE 14 — COMMON AREAS
     A. Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped areas in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building. Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord.
     B. In addition to the Premises, Tenant shall have the right of non-exclusive use, in common with others, of (a) all unrestricted automobile parking areas, driveways and walkways, and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.
     C. Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings on the land described on Exhibit A-2 for such purposes as Landlord may deem appropriate. Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.
     D. Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas. The parking areas shall include those areas designated by Landlord, in its sole discretion, as either restricted or unrestricted parking areas. Any restricted parking areas shall be leased only by separate license agreement with Landlord. Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles.
ARTICLE 15 — ASSIGNMENT AND SUBLETTING
     A. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the specific prior written consent of Landlord in each instance. If Tenant is a corporation, partnership or other legal entity, transfer of a controlling interest of Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article. Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance. In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $500.00 and (ii) all out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee, the terms of any sublease or assignment documents and copies of financial reports or other relevant financial information of the proposed subtenant or assignee. At Landlord’s option, any and all payments by the proposed assignee or subtenant with respect to the assignment or sublease shall be paid directly to Landlord. In any event no assignment or subletting shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord’s option, Landlord may terminate the Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant).
     B. Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.
ARTICLE 16 — LOSS BY CASUALTY
     If the Building is damaged or destroyed by fire or other casualty, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after such damage or destruction. If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.
ARTICLE 17 — WAIVER OF SUBROGATION
     Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.
ARTICLE 18 — EMINENT DOMAIN
     If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking. If a portion of the Building is taken by eminent domain, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after the date of taking. If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by Landlord, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises. All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures. For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

ARTICLE 19 — SURRENDER
     On the last day of the Term of this Lease Agreement or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof. On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned. All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or shall be removed by Tenant, at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, wordprocessing, facsimile, or electronic wiring installed by Tenant within the Premises (hereafter "Wiring”) shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property. If the Premises are not surrendered at the end of the Term or the sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay. Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rental and shall inform Landlord of combinations on any locks and safes on the Premises.
ARTICLE 20 — NON-PAYMENT OF RENT, DEFAULTS
     If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after same is due and payable; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of ten (10) days after written notice from Landlord of such violation or default; (3) if Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action; or (4) if Tenant shall vacate any substantial portion of the Premises for a period of more than fifteen (15) days; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Landlord shall not be liable for damages by reason of such re-entry or forfeiture; but notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter. Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorney’s fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant shall also be liable to Landlord for the payment of a late charge in the amount of ten percent (10%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit. Tenant agrees to pay interest at the rate of twelve percent (12%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable. Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise.
ARTICLE 21 — LANDLORD’S DEFAULT
     Landlord shall not be deemed to be in default under this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.
ARTICLE 22 — HOLDING OVER
     Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord. If Tenant fails to give up possession the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes any one of (i) creation of a month-to-month tenancy, or (ii) creation of a tenancy at sufferance. If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance. In any such event the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rental shall be double the Minimum Rental Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to termination (in the case of tenancy at sufferance such Minimum Rental shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to gain repossession of the Premises. In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.
ARTICLE 23 — SUBORDINATION
     Tenant agrees that this Lease Agreement shall be subordinate to any mortgage(s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the Mortgagee named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in the event of foreclosure provided the Tenant is not in default. This subordination and non-disturbance shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee. In confirmation of such subordination and non-disturbance, however, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s Mortgagee. In the event of any Mortgagee electing to have the Lease Agreement a prior encumbrance to its mortgage, then and in such event upon such Mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in encumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.
ARTICLE 24 — INDEMNITY, INSURANCE AND SECURITY
     A. Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00). This limit shall apply per location. Said insurance shall also provide for contractual liability coverage by endorsement. Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months. Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance. Tenant further covenants and agrees to indemnify and hold Landlord and Landlord’s manager of the Building harmless for any claim, loss or damage, including reasonable attorney’s fees, suffered by Landlord, Landlord’s manager or Landlord’s other tenants caused by: i) any act or omission by Tenant, Tenant’s employees or anyone claiming through or by Tenant in, at, or around the Premises or the Building; ii) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises; or iii) Tenant’s failure to comply with any and all governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy. Tenant’s indemnity obligations under this Article 24 shall survive the expiration or earlier termination of this Lease Agreement. If Tenant shall not comply with its covenants made in this Article 24, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.
     B. Tenant shall be responsible for the security and safeguarding of the Premises and all property kept, stored or maintained in the Premises. Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. Tenant represents that it is satisfied that the construction of the Building and the Premises, including the floors, walls, windows, doors and means of access thereto are suitable for the particular needs of Tenant’s business. Tenant further represents that it is satisfied with the security of said Building and Premises for the protection of any property which may be owned, held, stored or otherwise caused or permitted by Tenant to be present upon the Premises. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant. Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.
     C. Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant. The cost of such insurance shall be an Operating Expense.
ARTICLE 25 — NOTICES, DEMANDS AND OTHER INSTRUMENTS
     All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing and shall be deemed to have been properly given if (a) with respect to Tenant, sent by certified or registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand, in each case addressed to Tenant at the address for the Premises, and (b) with respect to Landlord, sent by certified or registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand in each case, addressed to Landlord at its address first above set forth along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rental or Additional Rental be deemed to have been made, given or delivered until actually received by Landlord. Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee.
ARTICLE 26 — APPLICABLE LAW
     This Lease Agreement shall be construed under the laws of the State of Minnesota.
ARTICLE 27 — MECHANICS’ LIEN
     In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record. If Tenant shall fail to cause such lien forthwith to be discharged within five (5) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.
ARTICLE 28 — SECURITY INTEREST
     Tenant hereby grants to Landlord a security interest in all goods, chattels, fixtures and personal property belonging to Tenant, which now are or may hereafter be placed in the Premises, to secure all rents due hereunder and all other covenants and obligations of Tenant hereunder. In the event there exists any security interest in said property which security interest is paramount and superior to the security interest herein created, Landlord may satisfy said paramount security interest and all sums paid in satisfying said security interest will be considered additional sums owed Landlord by Tenant hereunder. Tenant hereby acknowledges receipt of a true, full and complete copy of this Lease Agreement. Landlord, in the event of a default by Tenant of any covenant or condition herein contained, may exercise, in addition to any rights and remedies herein granted, all the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Tenant hereby authorizes Landlord to complete and file a financing statement(s) for the purpose of perfecting such security interest.
ARTICLE 29 — BROKERAGE
     Each of the parties represents and warrants that except only as may be provided below in this Article 29, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, the cost of attorney’s fees in connection therewith. Landlord agrees to pay any Leasing Commission payable to Landlord’s broker, United Properties Brokerage LLC on account of this Lease Agreement.
ARTICLE 30 — SUBSTITUTION
     Landlord reserves the right, on thirty (30) days written notice to Tenant, to substitute other premises within the Building for the Premises hereunder. The substituted premises shall contain substantially the same square footage as the Premises, shall contain comparable improvements, and the Minimum Rental shall not exceed the Minimum Rental per rentable square foot specified in Article 3 hereof.
ARTICLE 31 — ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
     Each party hereto agrees that at any time, and from time to time during the Term of this Lease Agreement (but not more often than twice in each calendar year), within ten (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a form acceptable to Landlord. Tenant agrees to provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective Mortgagees or purchasers of the Building.
ARTICLE 32 — LETTER OF CREDIT
     Within three (3) business days following full execution of this Lease Agreement, Tenant at its sole cost and expense shall deliver to Landlord, from a commercially recognized financial institution in the Twin Cities metropolitan area, an irrevocable, unconditional standby letter of credit in the amount of $250,000.00, in substantially the form as set forth in Exhibit C attached hereto and incorporated herein by reference, with any revisions thereof to be approved, in advance, by Landlord (such letter of credit, together with any other renewal or replacement letters of credit delivered or to be delivered by Tenant hereunder shall be referred to herein collectively as the “Letter of Credit”); it being acknowledged and agreed by the parties, however, that pursuant to the provisions of Article 37 below of this Lease Agreement, the amount of the Letter of Credit may be subject to reduction. Subject to the provisions hereinafter provided with respect to a reduction in the principal amount of the Letter of Credit if Tenant is not in default under this Lease Agreement, the Letter of Credit shall be maintained until ninety (90) days following the expiration of the Term of this Lease Agreement. Tenant may periodically renew the Letter of Credit to assure that it is maintained throughout the entirety of said period; provided, any such periodic Letter of Credit must be extended, renewed and/or replaced with a new Letter of Credit at least thirty (30) days prior to the maturity date of the preceding periodic Letter of Credit. So long as Tenant is not in default under this Lease Agreement (and no event or condition exists which, but for the passage of time or the giving of notice, would constitute a default), the Letter of Credit may be reduced and/or replaced by a substitute Letter of Credit in the following lower amount at the following time:
Following the thirty-sixth (36th) full calendar month of the Term of this Lease Agreement, the Letter of Credit may be reduced by forty percent (40%) of its original principal amount.
     Landlord may draw on the Letter of Credit as follows:

     A. Notwithstanding any provision to the contrary contained within this Lease Agreement, in the event of a default by Tenant beyond the passage of any applicable period of cure, grace or notice, in the payment of rent (whether denominated Minimum, Additional or otherwise) or any other default by Tenant beyond the passage of any applicable period of cure, grace or notice, under the terms of this Lease Agreement, then in such case Landlord may, at its option, draw upon the Letter of Credit for the amount necessary to cure such default and apply the proceeds to such cure. Tenant shall, within thirty (30) days following the date of such draw on the Letter of Credit by Landlord, deliver to Landlord a replacement Letter of Credit for the full amount of the Letter of Credit Landlord was holding prior to such draw. If Tenant shall fail to deliver such replacement Letter of Credit to Landlord within said thirty (30) day period, then in such case and notwithstanding anything in Article 20 of this Lease Agreement to the contrary, an incurable default by Tenant shall have occurred under this Lease Agreement and Landlord may, at its option, draw upon the Letter of Credit for the full remaining amount of the Letter of Credit.
     B. Anything herein to the contrary also notwithstanding, in the event Tenant’s right to possession of the Premises under this Lease Agreement is terminated by Landlord in compliance with applicable law, then in such case, Landlord may, at its option, draw upon the Letter of Credit for the full amount of the Letter of Credit.
     C. In the event of the failure by Tenant to extend, renew and/or replace a maturing periodic Letter of Credit with a substitute Letter of Credit at least thirty (30) days prior to the stated expiration date of said Letter of Credit, then in such case and notwithstanding anything in Article 20 of this Lease Agreement to the contrary, a default by Tenant shall have occurred under this Lease Agreement which may only be cured by delivering a replacement letter of credit as provided below and Landlord may, at its option, draw upon the Letter of Credit for the full amount of the Letter of Credit; provided, however, if within thirty (30) days following the date Landlord draws on the Letter of Credit, Tenant shall deliver to Landlord a replacement Letter of Credit for the full amount of the Letter of Credit drawn upon by Landlord and Tenant shall cure any other defaults by Tenant then existing under this Lease Agreement, Landlord shall return to Tenant the proceeds of the Letter of Credit drawn upon by Landlord.
     In the event Landlord shall draw upon the full amount (or in the case of subpart A above, the full remaining amount) of the Letter of Credit pursuant to the foregoing provisions of this Article 32, Landlord may, in addition to applying such proceeds to such other amounts as are payable to Landlord under Article 20 of this Lease Agreement following a default by Tenant, apply the proceeds of such Letter of Credit to Landlord’s Unamortized Transaction Costs, which Unamortized Transaction Costs shall be immediately due and payable. For purposes of this Article 32 , the “Transaction Costs” shall mean the T.I. Allowance furnished by Landlord pursuant to Article 4 above and any Leasing Commissions paid by Landlord to Landlord’s broker pursuant to Article 29 above. The “Unamortized Transaction Costs” shall mean the then unamortized amount of the Transaction Costs assuming that the total amount of such Transaction Costs together with interest thereon at the rate of twelve percent (12%) per annum is being amortized in equal monthly installments over the sixty (60) full calendar month initial Term of this Lease Agreement.
     Tenant understands that its potential liability under this Lease Agreement is not limited to the amount of the Letter of Credit. Application of the proceeds of the Letter of Credit from time to time by Landlord shall not constitute a waiver, but is in addition to all other remedies available to Landlord under this Lease Agreement and under law.
ARTICLE 33 — FIRST OFFER SPACE
     A, Subject to the provisions of Article 33 B below, Tenant shall have the following right of first offer to lease space on the tenth (10th) of Southpoint Tower (hereafter the “First Offer Space”). Provided there would be at least three (3) years remaining in the initial Term of this Lease Agreement when Tenant would begin paying rent for such First Offer Space and no default by Tenant under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice has occurred and is then continuing, then in such case in the event First Offer Space becomes Available for Lease (as defined below) on or after January 1, 2009, Landlord shall notify Tenant in writing and identify such First Offer Space (“Landlord’s Notice”) and acting reasonably, Landlord shall include therewith the commencement date, the Market Rent (as defined in Article 35 below) for the Minimum Rental payable for such First Offer Space and any Tenant Inducements (as defined in Article 35 below) that Landlord is offering to provide (collectively, the “Lease Terms”). Tenant shall have a period of ten (10) days following receipt of Landlord’s Notice to elect to lease all, but not less than all, of the First Offer Space which is the subject of Landlord’s Notice (the “Subject Space”) for a term coterminous with the remainder of the Term of this Lease Agreement on the Lease Terms offered by Landlord, by giving written notice of such election to Landlord, time being of the essence (“Tenant’s Notice”). In the event such Tenant’s Notice is timely given by Tenant, the Subject Space shall be leased by Tenant from Landlord on the Lease Terms offered by Landlord and the parties shall enter into a written amendment to this Lease Agreement memorializing same. Conversely, in the event such Tenant’s Notice is not timely given by Tenant or if Tenant notifies Landlord that it will decline to lease the Subject Space, Landlord shall be free to lease such Subject Space to one or more third parties and Tenant shall have no further rights under this Article 33 A to lease such Subject Space. As used herein, First Offer Space shall be “Available for Lease” if such First Offer Space is not subject to any existing lease and is not subject to the expansion rights of any other tenant of the Building; provided, however, Landlord may make such First Offer Space Available for Lease and give Landlord’s Notice therefore as early as nine (9) months prior to the expiration of said existing lease and provided further that nothing in this Article 33 A shall be deemed to prohibit Landlord from renewing or extending the term of a lease with the existing tenant thereof.
     B. It is acknowledged and agreed by the parties that the right of Tenant to expand the Premises under this Lease Agreement pursuant to Article 33 A above to include First Offer Space is personal to Health Fitness Corporation (the “Original Tenant”) and should said Original Tenant either assign this Lease Agreement or sublet all or any part of the Premises to any person or entity, Article 33 A above shall automatically become null and void and of no further force or effect.
ARTICLE 34 — OPTION TO EXTEND TERM
     A. Subject to the provisions of Article 34 B below and provided this Lease Agreement or Tenant’s right of possession hereunder has not been earlier terminated, Tenant shall have the right to extend the Term of this Lease Agreement as to all, but not less than all, of the Premises then being leased hereunder, including any First Offer Space leased by Tenant pursuant to Article 33 above, for one (1) period of five (5) years beginning immediately following the initial Term (the “Extended Term”) subject to the following terms and conditions:
               (i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of this Lease Agreement no later than nine (9) months prior to the commencement of the Extended Term, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, this Lease Agreement shall terminate as of the end of the initial Term;
               (ii) Tenant shall not be in default under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Extended Term; and
               (iii) The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the initial Term; provided, however, (a) Tenant shall have no further right to extend the Term of this Lease Agreement beyond the end of the Extended Term, (b) Articles 4 and 33 shall not apply to the Extended Term and (c) the monthly Minimum Rental payable by Tenant to Landlord for the Extended Term shall be the Market Rent (as defined in Article 35 below) as reasonably determined by Landlord.
     B. It is acknowledged and agreed by the parties that the right of Tenant to extend the Term of this Lease Agreement under Article 34 A above is personal to Original Tenant and should said Original Tenant either assign this Lease Agreement or sublet all or any part of the Premises to any person or entity, Article 34 A above shall automatically become null and void and of no further force or effect.

ARTICLE 35 — MARKET RENT
     For purposes of Articles 33 and 34 above, “Market Rent” shall be the annual net rental rate per square foot of rentable area which a tenant would agree to pay, and a landlord would agree to accept, as of the date in question, for the space in question in its then existing condition, assuming reasonably prudent persons, each being fully knowledgeable in all the facts, and each being willing to deal but neither being under any compulsion to deal, and assuming a lease containing all of the terms, covenants and conditions of this Lease Agreement. Such Market Rent shall be based on prevailing rental rates being charged to tenants in comparable buildings of similar age and construction in the southwest suburban area, including the Building giving due consideration to the length of time the space will be leased and whether or not tenant inducements, i.e., improvement allowances or costs, free or abated rent, Leasing Commissions or other lease concessions (collectively, the “Tenant Inducements”) are then customarily being offered in connection with the lease of new space if Article 33 applies or in connection with the renewal of existing leases if Article 34 applies, it being the intention that the Landlord shall provide Tenant Inducements which are consistent with and determined contemporaneously with the determination of Market Rent.
ARTICLE 36 — GENERAL
     This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant. No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement. The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law. If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement void, and without effect. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained. Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.
ARTICLE 37 — REDUCTION IN AMOUNT OF LETTER OF CREDIT; CONTINGENT ANNUAL PAYMENTS
     Notwithstanding anything in Articles 4 and 32 of this Lease Agreement to the contrary, in the event Landlord does not actually furnish the entire $450,000.00 T.I. Allowance to Tenant for Improvement Costs pursuant to the provisions of Article 4 of this Lease Agreement (hereafter the portion of the $450,000.00 T.I. Allowance not furnished by Landlord is referred to as the “Unfurnished Allowance”) then the following shall apply: (i) Tenant shall be entitled to a reduction in the principal amount of the Letter of Credit furnished by Tenant to Landlord pursuant to Article 32 above of this Lease Agreement equal to the amount of the Unfurnished Allowance and if the amount of the Unfurnished Allowance equals or exceeds $250,000.00, said Letter of Credit shall be released in its entirety by Landlord; and (ii) so long as neither this Lease Agreement nor Tenant’s right to possession of the Premises hereunder has been terminated and Tenant is not in default under this Lease Agreement (and no event or condition exists which, but for the passage of time or the giving of notice or both, would constitute a default) at the time a Contingent Annual Payment is due hereunder, Landlord shall make the following annual payments to Tenant at the following times (herein each such annual payment is referred to as a “Contingent Annual Payment”): at the end of each of the twelfth (12th), twenty-fourth (24th), thirty-sixth (36th), forty-eighth (48th) and sixtieth (60th) full calendar months of the Term of this Lease Agreement, Landlord shall make a Contingent Annual Payment to Tenant equal to the product of (x) the amount of the Unfurnished Allowance and (y) 0.2374.
ARTICLE 38 — EXCULPATION
     Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.
ARTICLE 39 – SUBMISSION
     Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease Agreement to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
     IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT: HEALTH FITNESS CORPORATION		LANDLORD: UNITED PROPERTIES INVESTMENT LLC

By:	/s/ Wesley W. Winnekins	By:	/s/ John Saunders

Wesley	W. Winnekins, Chief Financial Office and Treasurer
			Its:	Vice President

		By:	/s/ Eva Stevens

			Its:	Senior Vice President

Date: May 2, 2007		Date: May 2, 2007

LIST OF EXHIBITS
               Exhibit A-1 – Diagram of Suite 50
               Exhibit A-2 – Diagram of Suite 100
               Exhibit A-3 – Diagram of Suite 1100
               Exhibit B – Diagrams of Office Layout
               Exhibit C – Form of Letter of Credit